Exhibit 99.1

Ur-Energy Releases 2019 Year End Results

Littleton, Colorado (PR Newswire – February 28, 2020) Ur-Energy Inc. (NYSE American:URG)(TSX:URE) (“Ur-Energy” or the “Company”) has filed the Company’s Annual Report on Form 10-K, Consolidated Financial Statements, and Management’s Discussion & Analysis, all for the year ended December 31, 2019, with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com. These filings also may be accessed on the Company’s website at www.ur-energy.com. Shareholders of the Company may receive a hard copy of the consolidated financial statements, free of charge, upon request to the Company.

Ur-Energy CEO, Jeff Klenda said: “At February 26, we had $6.4 million in cash, and nearly 270,000 pounds of finished, ready-to-sell U3O8 inventory at the conversion facility. This provides a solid foundation for us to begin 2020, and complements our distinct advantage over our peers in being able to ramp up our operating low-cost Lost Creek facility quickly and cost-effectively when warranted. In the period of uncertainty following the President’s decision not to take immediate action with regard to the Section 232 Trade Action, we took aggressive, but positive, measures, to sustain operations and maximize our runway. With the cooperation and support of the State of Wyoming and Sweetwater County, we deferred six quarterly principal payments, totaling $7.8 million, and implemented many other cost-saving measures.

“Beyond extending our runway, these actions enabled us to avoid any further dilution to our shareholders while we await the recommendations of the U.S. Nuclear Fuel Working Group formed by the President in response to our trade action. The recently announced ten-year, $150 million annual budget item for the creation of a national uranium reserve is a solid signal of support from the Administration and appears to be part of the recommendations of the Working Group. Secretary of Energy Brouillette has commented publicly he anticipates the Working Group report being published at any time. We await the release of the recommendations and hope to be able to ramp-up production at Lost Creek soon.”

Financial Results

The Company ended the year with a cash and cash equivalents balance of $7.8 million. Excluding NRV adjustments, we recognized a gross profit of $12.2 million on sales of $32.3 million during 2019, which represents a gross profit margin of approximately 38%. The Company realized an average price per pound sold of $48.50, as compared to $48.86 in 2018. As at February 26, 2020, our unrestricted cash position was $6.4 million.

Lost Creek Operations

During 2019, 47,957 pounds of U3O8 were captured within the Lost Creek plant. A total of 50,794 pounds were packaged in drums and 58,353 pounds of the drummed inventory were shipped to the conversion facility where our year-end inventory was approximately 268,803 pounds U3O8. The cash cost per pound and non-cash cost per pound for produced uranium presented in the following Production and Production Costs, and Sales and Cost of Sales tables are non-US GAAP measures. These measures do not have a standardized meaning within US GAAP or a defined basis of calculation. These measures are used by management to assess business performance and determine production and pricing strategies. They may also be used by certain investors to evaluate performance. Please see the tables below for reconciliations of these measures to the US GAAP compliant financial measures.

Production and sales figures for the Lost Creek Project are as follows:

Production and Production Costs	Unit	2019 Q4	2019 Q3	2019 Q2	2019 Q1	2019

Pounds captured	lb	5,004	7,256	13,146	22,551	47,957
Ad valorem and severance tax	$000	$22	$(14)	$17	$57	$82
Wellfield cash cost (1)	$000	$158	$210	$264	$250	$882
Wellfield non-cash cost (2)	$000	$611	$611	$612	$612	$2,446
Ad valorem and severance tax per pound captured	$/lb	$4.40	$(1.93)	$1.29	$2.53	$1.71
Cash cost per pound captured	$/lb	$31.57	$28.94	$20.08	$11.09	$18.39
Non-cash cost per pound captured	$/lb	$122.10	$84.21	$46.55	$27.14	$51.00

Pounds drummed	lb	7,116	9,367	13,296	21,015	50,794
Plant cash cost (3)	$000	$898	$1,045	$1,134	$1,318	$4,395
Plant non-cash cost (2)	$000	$494	$490	$490	$480	$1,954
Cash cost per pound drummed	$/lb	$126.19	$111.56	$85.29	$62.72	$86.53
Non-cash cost per pound drummed	$/lb	$69.42	$52.31	$36.85	$22.84	$38.47

Pounds shipped to conversion facility	lb	20,643	37,710	—	—	58,353
Distribution cash cost (4)	$000	$26	$12	$27	$6	$71
Cash cost per pound shipped	$/lb	$1.26	$0.32	$-	$-	$1.22

Pounds purchased	lb	180,000	122,500	100,000	97,500	500,000
Purchase costs	$000	$4,311	$3,391	$2,795	$2,681	$13,178
Cash cost per pound purchased	$/lb	$23.95	$27.68	$27.95	$27.50	$26.36

Notes:

[1]	Wellfield cash costs include all wellfield operating costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expense and are not included in wellfield operating costs.
[2]	Non-cash costs include the amortization of the investment in the mineral property acquisition costs and the depreciation of plant equipment, and the depreciation of their related asset retirement obligation costs. The expenses are calculated on a straight-line basis, so the expenses are typically constant for each quarter. The cost per pound from these costs will therefore typically vary based on production levels only.
[3]	Plant cash costs include all plant operating costs and site overhead costs.
[4]	Distribution cash costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the pounds prior to sale.

In total, wellfield, plant and distribution cash costs were very consistent quarter on quarter during 2019. The respective costs per pound increased overall during the year primarily driven by decreasing levels of production, which is a typical result as a mine and its wellfields mature and older operating patterns remain in the flow regime.

U3O8 Sales and Cost of Sales

Sales and cost of sales	Unit	2019 Q4	2019 Q3	2019 Q2	2019 Q1	2019

Pounds sold	lb	180,000	122,500	265,000	97,500	665,000
U3O8 sales	$000	$10,848	$5,115	$11,477	$4,812	$32,252
Average contract price	$/lb	$60.26	$41.76	$43.31	$49.35	$48.50
Average spot price	$/lb	$-	$-	$-	$-	$-
Average price per pound sold	$/lb	$60.26	$41.76	$43.31	$49.35	$48.50

U3O8 cost of sales(1)		$4,377	$3,428	$9,026	$3,181	$20,012
Ad valorem and severance tax cost per pound sold	$/lb	$-	$-	$1.52	$1.52	$1.52
Cash cost per pound sold	$/lb	$-	$-	$23.95	$23.86	$23.93
Non-cash cost per pound sold	$/lb	$-	$-	$12.38	$12.36	$12.38
Cost per pound sold - produced	$/lb	$-	$-	$37.85	$37.74	$37.83
Cost per pound sold - purchased	$/lb	$24.31	$27.98	$27.80	$27.50	$26.43
Total average cost per pound sold	$/lb	$24.31	$27.98	$34.06	$32.63	$30.09

U3O8 gross profit	$000	$6,471	$1,687	$2,451	$1,631	$12,240
Gross profit per pound sold	$/lb	$35.95	$13.78	$9.25	$16.72	$18.41
Gross profit margin	%	59.7%	33.0%	21.4%	33.9%	38.0%

Ending Inventory Balances
Pounds
In-process inventory	lb	5,396	8,074	10,221	10,595
Plant inventory	lb	-	13,526	41,871	28,574
Conversion facility inventory produced	lb	220,053	199,411	161,700	327,053
Conversion facility inventory purchased	lb	48,750	48,750	48,750	48,750
Total inventory	lb	274,199	269,761	262,542	414,972
Total cost
In-process inventory	$000	$-	$-	$-	$-
Plant inventory	$000	$-	$384	$1,638	$1,259
Conversion facility inventory produced	$000	$6,250	$5,721	$6,134	$12,352
Conversion facility inventory purchased	$000	$1,176	$1,252	$1,355	$1,341
Total inventory	$000	$7,426	$7,357	$9,127	$14,952
Cost per pound
In-process inventory	$/lb	$-	$-	$-	$-
Plant inventory	$/lb	$-	$28.39	$39.12	$44.06
Conversion facility inventory produced	$/lb	$28.40	$28.69	$37.93	$37.77
Conversion facility inventory purchased	$/lb	$24.12	$25.68	$27.80	$27.50

Note:

1.	U3O8 costs of sales include all production costs (notes 1, 2, 3 and 4 in the previous Production and Production Costs table) adjusted for changes in inventory values but excludes the lower of cost or NRV adjustments as the adjustments do not correspond with the timing of the sales of produced inventory.

We sold 180,000 pounds under contract in Q4 2019 at an average price of $60.26. For the year, we sold 665,000 pounds which were all sold under term contracts at an average price per pound of $48.50. Total uranium sales were $32.3 million. Of the 665,000 pounds, 213,750 pounds were sold from produced inventory at an average price of $46.26 per pound while 451,250 were sold from purchased inventory at an average price of $49.56 per pound.

For the year, our uranium cost of sales totaled $20.0 million excluding $10.3 million net realizable value (NRV) adjustments and was comprised of $11.9 million of purchase costs and $8.1 million of production costs. In 2019, we purchased 500,000 pounds at an average price of $26.36 per pound. In 2019, the average cost per pound sold from production was $37.83, as compared to $40.80 in 2018.

The gross profit from uranium sales for 2019 was $12.2 million, which represents a gross profit margin of approximately 38%. This compares to a gross profit margin of $11.6 million or 49% in 2018.

At the end of the year, we had approximately 268,803 pounds of U3O8 at the conversion facility, which was comprised of 220,053 produced and 48,750 purchased pounds, at an average cost per pound of $28.40 for the produced inventory and $24.12 for the purchased inventory. The following table shows the average cost per pound of the conversion facility inventory. The costs per pound for uranium inventory presented in the following inventory table are non-US GAAP measures. These measures do not have a standardized meaning within US GAAP or a defined basis of calculation. These measures are used by management to assess business performance.

Ending Conversion Facility Inventory	Unit	31-Dec-19	30-Sep-19	30-Jun-19	31-Mar-19

Cost Per Pound Summary (Produced)
Ad valorem and severance tax cost per pound	$/lb	$0.77	$0.91	$1.52	$1.52
Cash cost per pound	$/lb	$17.95	$18.28	$24.00	$23.87
Non-cash cost per pound	$/lb	$9.68	$9.50	$12.41	$12.38
Total cost per pound	$/lb	$28.40	$28.69	$37.77	$37.75

Cost Per Pound Summary (Purchased)
Total cost per pound	$/lb	$24.12	$25.68	$27.80	$27.50

Generally, the cost per produced pound in ending inventory at the conversion facility decreased during the year as compared to the ending cost per pound in 2018. The decrease was directly related to the use of lower projected sales prices in the NRV computations which reduces the realizable value of the inventory and the carrying cost per pound.

Reconciliation of Non-GAAP sales and inventory presentation with US GAAP statement presentation

As discussed above, the cash costs, non-cash costs and per pound calculations are non-US GAAP measures we use to assess business performance. To facilitate a better understanding of these measures, the tables below present a reconciliation of these measures to the financial results as presented in our financial statements.

Average Price Per Pound Sold Reconciliation	Unit	2019 Q4	2019 Q3	2019 Q2	2019 Q1	2019

Sales per financial statements	$000	$10,849	$5,115	$11,479	$4,812	$32,255
Less disposal fees	$000	$1	$-	$2	$-	$3
U3O8 sales	$000	$10,848	$5,115	$11,477	$4,812	$32,252

Pounds sold - produced	lb	-	-	165,000	48,750	213,750
Pounds sold - purchased	lb	180,000	122,500	100,000	48,750	451,250
Total pounds sold	lb	180,000	122,500	265,000	97,500	665,000

Average price per pound sold	$/lb	$60.26	$41.76	$43.31	$49.35	$48.50

Total Cost Per Pound Sold Reconciliation (1)	Unit	2019 Q4	2019 Q3	2019 Q2	2019 Q1	2019

Cost of sales per financial statements		$6,451	$7,515	$11,163	$5,146	$30,275
Less adjustments reflecting the lower of cost or NRV		$(2,074)	$(4,087)	$(2,137)	$(1,965)	$(10,263)
U3O8 cost of sales		$4,377	$3,428	$9,026	$3,181	$20,012

Ad valorem & severance taxes	$000	$22	$(14)	$17	$57	$82
Wellfield costs	$000	$769	$821	$876	$862	$3,328
Plant and site costs	$000	$1,393	$1,535	$1,624	$1,798	$6,350
Distribution costs	$000	$26	$12	$27	$6	$71
Inventory change	$000	$(2,209)	$(2,354)	$3,702	$(883)	$(1,744)
Cost of sales - produced	$000	$—	$—	$6,246	$1,841	$8,087
Cost of sales - purchased	$000	$4,377	$3,428	$2,780	$1,340	$11,925
Total cost of sales	$000	$4,377	$3,428	$9,026	$3,181	$20,012

Pounds sold produced	lb	—	—	165,000	48,750	213,750
Pounds sold purchased	lb	180,000	122,500	100,000	48,750	451,250
Total pounds sold	lb	180,000	122,500	265,000	97,500	665,000

Average cost per pound sold - produced	$/lb	$-	$-	$37.85	$37.74	$37.83
Average cost per pound sold - purchased	$/lb	$24.31	$27.98	$27.80	$27.50	$26.43
Total average cost per pound sold	$/lb	$24.31	$27.98	$34.06	$32.63	$30.09

Note:

1.	The cost per pound sold reflects both cash and non-cash costs, which are combined as cost of sales in the statement of operations included in this filing. The cash and non-cash cost components are identified in the above production cost table. It excludes the lower of cost or NRV adjustments as the adjustments do not correspond with the timing of the sales of produced inventory.

The cost of sales includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield, plant and site operations including the related depreciation and amortization of capitalized assets, reclamation and mineral property costs, plus product distribution costs. These costs are also used to value inventory and the resulting inventoried cost per pound is compared to the estimated sales prices based on the contracts or spot sales anticipated for the distribution of the product. Any costs in excess of the calculated market value are charged to cost of sales.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

The following table summarizes the results of operations for the years ended December 31, 2019 and 2018 (in thousands of U.S. dollars):

	Year ended December 31,
	2019	2018
	$	$

Sales	32,255	23,496
Cost of sales	(30,275)	(12,203)
Gross profit (loss)	1,980	11,293
Exploration and evaluation expense	(2,476)	(2,431)
Development expense	(1,404)	(1,654)
General and administrative expense	(5,801)	(5,393)
Accretion expense	(577)	(508)
Write-off of mineral properties	(11)	-
Net profit from operations	(8,289)	1,307
Net interest expense	(668)	(1,002)
Warrant mark to market gain	524	581
Loss from equity investment	-	(5)
Foreign exchange gain (loss)	(28)	43
Other income	43	3,610
Net income	(8,418)	4,534

Income per share – basic	(0.05)	0.03

Income per share – diluted	(0.05)	0.03

Revenue per pound sold	48.50	48.86

Total cost per pound sold	30.09	24.76

Gross profit per pound sold	18.41	24.10

Outlook for 2020

In 2019, we delivered 665,000 pounds into term contracts at an average price of $49 per pound. During the year, we purchased 500,000 pounds at an average cost of $26 per pound and delivered 451,250 purchased pounds into the term contracts. The remaining 213,750 pounds were delivered from our produced inventory at an average total cost of $38 per pound, which included cash costs of $24 per pound.

In 2020, we expect to deliver 200,000 pounds into term contracts at an average price of $42 per pound. We have contracts in place to purchase 200,000 pounds at an average cost of $26 per pound, which we intend to deliver into the term contracts. Given what will be very limited production in 2020 (not expected to exceed 5,000 pounds U3O8), we are not planning to sell any pounds from this year’s production or existing inventories at current spot prices.

The ending spot price decreased from $28 per pound in 2018 to $25 per pound in 2019 and has continued to trade at or below $25 per pound thus far in 2020. As a reminder, the ending spot price has been below $25 per pound three of the last four years.

In response to the persistently weak uranium market, we have taken multiple, aggressive measures over the years to control costs, including reductions in force in each of the last four years.

In 2016, we deliberately slowed development activities at MU2, reduced costs, and focused on enhancing production efficiencies from our operating MU1 header houses

In 2017, we continued to employ this limited-development strategy, implemented further cost reductions, and supplemented existing mine production with cost-effective priced uranium purchases to meet our contractual sales commitments.

In 2018, we implemented further cost reductions, suspended all MU2 development activities, purchased 100% of the uranium necessary to meet our 2018 contractual commitments, and increased our ending inventory position from 130,000 pounds to 392,000 pounds.

In 2019, we again chose to conduct no further MU2 development activities, secured purchase contracts for 500,000 pounds of uranium at cost-effective prices, and sold 165,000 pounds related to 2020 obligations under existing term agreements. We again took aggressive cost cutting measures, including additional staffing cuts, and renegotiated the Wyoming State Bond Loan deferring six quarterly principal payments.

As at February 26, 2020, our unrestricted cash position was $6.4 million, and we had nearly 270,000 pounds of finished inventory readily available for sale at our discretion. Given our current cash and inventory position, and our remaining sales and purchase contracts, we do not anticipate the need for additional funding for current operations in the near term unless it is advantageous to do so.

The actions we have taken, together with our current cash, inventory, and contract positions, give the Company the flexibility it needs to react to changing market conditions and quickly re-start development activities in MU2 when warranted. With future development and construction in mind, the staff who were retained had the greatest level of experience and adaptability allowing for an easier transition back to full operations. Lost Creek operations could increase production rates in as little as six months following a go decision simply by developing additional header houses within the fully permitted MU2. Development expenses during this time are estimated to be approximately $14 million and are almost entirely related to MU2 drilling and header house construction costs. Lost Creek does not require any significant capital expenditures in order to increase production. The Lost Creek plant has been routinely maintained to be fully ready to receive additional flows for increased production when warranted. This operating strategy will allow us to control production costs, minimize development expenditures, maximize cash flows and maintain the operational flexibility to respond to market conditions.

We have consistently focused on innovative approaches to enhance production, control costs, and exercise financial restraint in what has become a moribund domestic uranium market. To that end, we initiated in 2018, and subsequently awaited the outcome of, the Section 232 Trade Action. To our great disappointment, however, the President chose to take no direct action regarding the Section 232 Trade Action. Instead, the President did establish a Working Group to develop recommendations for reviving and expanding domestic uranium production, which was slated to report back to the White House in early Q4 2019. At this time, the report has not been made public.

More recently, the President’s proposed FY2021 budget included a line item of $150 million per year from 2021 to 2030 to support the creation and fulfillment of a new national uranium reserve to be supplied by domestically mined uranium. While this news is encouraging, there can be no certainty of the approval and implementation of the President’s proposed budget, nor of the outcome of the Working Group’s long overdue findings and recommendations, and therefore, the outcome of this continuing process and its effects on the U.S. uranium market is uncertain.

The domestic uranium market has been and remains in poor condition. U.S. uranium production in 2020 will be substantially less than 2019 production, which was dismal – 90% less than the record-setting low production of 2018. Imports continue to besiege the domestic uranium fuel cycle and have “undermined U.S. energy security and impacted U.S. fuel supply capabilities.” We implore the President, the Working Group, and Congress, to take innovative approaches to “secure energy independence” and “address challenges to the production of domestic uranium.”

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped more than 2.6 million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits and to operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair & CEO

866-981-4588

Jeff.Klenda@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., controlling production operations at lower levels at Lost Creek; the timing to determine future development and construction priorities, and the ability to readily and cost-effectively ramp-up production operations when market and other conditions warrant; our continuing ability to avoid dilution of shareholders; the outcome of the report and recommendations from the U.S. Nuclear Fuel Working Group, including the timeline and scope of proposed remedies, including the budget appropriations process related to the establishment of the national uranium reserve) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.